Exhibit 99.1

For Immediate Release:  February 22, 2001
Contact:    Paul Sunu, Chief Financial Officer at (919) 563-8222 or
            Rick Whitener, Vice President-Financial Reporting at (919) 563-8374

Bond Ticker: MADRIV
February 22, 2001
Mebane, North Carolina

              MADISON RIVER COMMUNICATIONS ANNOUNCES RECORD FOURTH QUARTER AND YEAR-END FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - February 22, 2001 - Madison River Communications, an established and rapidly growing integrated communications provider, today announced its financial and operating results for the fourth quarter and the fiscal year ended December 31, 2000. Commenting on results for 2000, Chairman and Chief Executive Officer J. Stephen Vanderwoude stated, "2000 was a strong year for Madison River with $178.8 million in revenues and $58.4 million in Adjusted EBITDA on a pro forma basis. We are pleased to have exceeded our expectations, on a pro forma basis, of approximately $170 million in revenues and $53 million in Adjusted EBITDA."

2000 Fourth Quarter Highlights

     o 57% increase in revenues to $50.9 million from $32.4 million in prior year;
     o 52% increase in Adjusted EBITDA to $16.2 million from $10.6 million in prior year;
     o   Over 205,500 voice access lines and 4,500 DSL lines in service;
     o   Refinanced its long-term debt with the Rural Telephone Finance
         Cooperative;
     o Entered into a definitive agreement to monetize certain non-strategic assets in Illinois;
     o Completed the funding of a previously announced $24 million equity commitment by its current equity sponsors.

Revenues for the fourth quarter ended December 31, 2000 were a record $50.9 million, an increase of 57% from $32.4 million reported for the same period in 1999. The inclusion of the results for Coastal Communications, acquired in March 2000, accounted for approximately $10.8 million of the increase. Adjusted EBITDA (operating income before depreciation, amortization and non-cash long-term incentive plan expenses) increased 52% to $16.2 million in the fourth quarter of 2000 from $10.6 million in the fourth quarter of 1999, again primarily as a result of the acquisition of Coastal Communications. Excluding the effect of Coastal Communications, the Company's revenues increased 24%, or $7.7 million, and Adjusted EBITDA increased 2%, or $0.2 million, as compared to the same period of 1999. The slight increase in Adjusted EBITDA is a result of improved EBITDA margins in the Local Telecommunications Division (LTD) offsetting negative EBITDA in the Company's Integrated

Communications Division (ICD) which is composed of its expanding CLEC and fiber transport operations. For the quarter, the ICD reported negative Adjusted EBITDA of $4.7 million.

On a sequential quarter basis, comparing the fourth quarter of 2000 to the third quarter of 2000, Adjusted EBITDA increased 19%, or $2.6 million, on an increase in revenues of 12%, or $5.3 million. The increase in Adjusted EBITDA is primarily due to one-time net expense savings related to personnel costs of approximately $1.1 million resulting from the sale of the construction operations of Gulf Coast Services in September 2000. Excluding the benefits of this expense savings, EBITDA in the fourth quarter increased $1.5 million or 11%.

Vanderwoude added, "We had solid financial and operating results for 2000. We are on track and on plan. Our team is focused and excited about our prospects for growth in our local telecom, CLEC and Internet egress transport businesses. We once again demonstrated our ability to acquire and successfully integrate strategic assets into our existing operations with the acquisition of Coastal Communications in March and by improving profitability at Gulf Coast Services acquired in September 1999. We will continue to look for opportunities that enhance our operations and business plan."

As of December 31, 2000, the Company operated 2,872 sheath miles of fiber. The majority of the fiber, approximately 2,163 sheath miles, form the southeastern portion of the long-haul network running from Atlanta to Houston and Dallas. The remaining portions of the fiber network serve the Company's expansion operations in North Carolina, Illinois and Louisiana.


2000 Fiscal Year Highlights

     o   108% increase in revenues to $169.7 million from $81.5 million;
     o   85% increase in Adjusted EBITDA to $54.9 million from $29.6 million.

Revenues for fiscal year 2000 grew to a record $169.7 million, or a 108% increase from $81.5 million in the same period of 1999. The increase is primarily attributable to the inclusion of a full year of operations for Gulf Coast Services, acquired in September 1999, and approximately nine months of operations for Coastal Communications, acquired in March 2000. Adjusted EBITDA increased 85% to $54.9 million in 2000 from $29.6 million in 1999. Excluding the effect of the acquisitions, the Company's revenues increased 18%, or $14.7 million, and Adjusted EBITDA decreased 14%, or $4.2 million, from 1999. The decrease in Adjusted EBITDA is a result of the Company's expenditures for the ramp-up of its expansion operations. For the year, the ICD reported negative Adjusted EBITDA of $17.0 million.

The LTD reported revenues of $163.0 million for 2000 and Adjusted EBITDA of $71.9 million, an Adjusted EBITDA margin of 44%. The LTD reported access and DSL lines in service at December 31, 2000 of 199,033. This represents an increase of 9,065 lines, or 5%, from December 31, 1999 on a pro forma basis and an increase of 2,448 lines, or 1%, from the third quarter of 2000. Of the 199,033 total lines, 137,435 are residential, 58,719 are business lines and 2,879 are DSL lines. In addition, the LTD had approximately 63,300 long distance accounts and 29,900 dial-up Internet subscribers at December 31, 2000. Penetration rates for vertical services such as voice mail, caller ID and call forwarding continued to increase in the fourth quarter of 2000.

The ICD reported 2000 revenues of $6.7 million and an Adjusted EBITDA loss of $17.0 million. As of December 31, 2000, the ICD had 9,393 voice access lines and 1,657 DSL lines in service. In addition, the ICD had approximately $57.6 thousand in monthly recurring revenue from its fiber transport business. As of the end of the year, the ICD had sold 14,110 voice access lines and 2,050 DSL lines in addition to monthly recurring revenues of approximately $430.0 thousand of fiber transport. The ICD currently serves the following markets:

            North Carolina
            --------------
            Triangle (Raleigh, Durham, Chapel Hill and RTP)
            Triad (Greensboro and Winston-Salem)

            Illinois
            --------
            Peoria
            Bloomington

            Gulf Region
            -----------
            Atlanta, Georgia
            Biloxi, Mississippi
            New Orleans, Louisiana
            Houston, Texas
            Dallas, Texas

Other near-term markets for the ICD include Mobile and Montgomery, Alabama. To support this growth, the ICD anticipates that its current quota-carrying salesforce of 46 people will expand to approximately 55 people by the end of 2001.

As of December 31, 2000, the Company had $63.4 million in cash on hand. In addition, the Company also has $38.8 million in unused credit facilities with the RTFC. Cash expended for capital expenditures for the year was approximately $65 million.

On fiscal year 2001, Paul Sunu, Chief Financial Officer commented, "We expect 2001 to be another record year as we continue to see growth for both of our divisions. For the year, we anticipate revenues will be approximately $200 million and Adjusted EBITDA will be approximately $73 million. Our Adjusted EBITDA margin for the LTD is expected to be approximately 45%. We also have forecasted to spend approximately $65 million in cash related to capital expenditures in 2001."

2000 Fiscal Year Highlights - Pro Forma (** see Note below)

     o Pro forma revenues of $178.8 million, a 7% increase from 1999 pro forma revenues of $166.9 million;
     o Pro forma EBITDA of $58.4 million, a 4% decrease from 1999 pro forma EBITDA of $60.8 million.

On a pro forma basis, the Company had revenues of $178.8 million for 2000. This is a 7% increase from pro forma revenues of $166.9 million for 1999 and reflects growth in both the LTD and ICD divisions.

The Company had pro forma Adjusted EBITDA of $58.4 million as compared to $60.8 million in the same period for 1999, a decrease of 4%. Pro forma Adjusted EBITDA in 2000 was lower by $17.0 million as a result of the Company's expenditures towards its ICD expansion operations compared to a $4.8 million Adjusted EBITDA loss from its ICD expansion operations in 1999.

Fourth Quarter Operational Highlights

Data continues to be an expanding line of business for Madison River Communications. The Company's revenues in 2000 for LTD's high speed special access services increased 30% over 1999 revenues. In addition, the Company reported that it reached a 2.2% penetration in installed DSL lines in its service areas.

On December 29, 2000, the Company entered into a definitive agreement with the RTFC to refinance its five existing loan agreements with the RTFC. Under the new structure, the Company consolidated its five existing loan agreements with the RTFC into one new loan agreement. Upon completion of the transaction, the outstanding debt amount owed to the RTFC increased approximately $11.3 million, to $478.0 million due to the purchase of additional subordinated capital certificates with the RTFC. The blended interest rate of the new agreement is 7.98%, down from 8.13% on the previous agreements. Principal repayment terms and security provisions under the new agreement are substantially the same as under the previous agreements. Additionally, the new facility consolidated the four separate secured lines of credit which totaled $31 million into a new $31 million facility with no annual pay-down provisions. The transaction was subject to regulatory approval and was completed during the first quarter of 2001.

"Our excellent relationship with the RTFC made it possible to enter into this transaction before our fiscal year-end," stated Sunu. He continued, "With the consolidation of the various agreements into one, we have achieved a new debt structure with the RTFC that is less complex and more manageable than our previous arrangements. The operating flexibility provided by the new agreement takes advantage of our ILECs as a group and not as individual entities as was the case under the separate agreements. We expect that this new structure will provide us with after tax cash flow benefits over the next three years of approximately $12 million."

On December 27, 2000, the Company entered into a definitive agreement to sell over 4,200 access lines and other operating assets in the exchanges of Staunton and Livingston, Illinois to Madison Telephone Company. The transaction is subject to regulatory approval and is expected to be completed near the end of the second quarter of 2001.

In December 2000, the Company received its planned $24 million equity contribution from affiliates of Madison Dearborn Partners, Goldman Sachs and Providence Equity Partners and members of management.

The Company announced that James D. Ogg, Chairman of the LTD and a founding member of the Company, retired as a member of the Board of Directors in February 2001. Subsequently, Robert C. Taylor, Jr, President and Chief Executive Officer of Focal Communications Corporation, was elected to the Board. With more than 15 years of telecommunications experience, Taylor has previously held positions with MFS Communications, most recently as vice president of global accounts. Prior to joining MFS in 1994, Taylor was one of the original senior executives at McLeod Communications Group. Taylor has also held management positions with MCI, Bellcore and Ameritech. Taylor is currently the chairman of the Association for Local Telecommunications Services (ALTS), the nation's leading organization representing facilities-based competitive local exchange carriers (CLECs). In addition, Taylor sits on the board of directors for IPLAN Networks, a CLEC based in Argentina.

Selected Financial Results and Operating Data

Selected historical financial and operating results for the fourth quarter and fiscal year ended December 31, 2000 and 1999 and pro forma financial results for 2000 and 1999 were (dollars in millions):

                                       Historical          Historical             Pro Forma**
                                 Fourth Quarter Ended   Fiscal Year Ended      Fiscal Year Ended
                                   Dec. 31,  Dec. 31,   Dec. 31, Dec. 31,       Dec. 31,  Dec. 31,
                                     2000     1999       2000     1999            2000      1999
                                     ----     ----       ----     ----            ----      ----
Net revenues .................   $   50.9      32.4   $  169.7     81.5        $  178.8     166.9
LTD ..........................       46.4      32.2      163.0     81.0           172.1     166.4
ICD ..........................        4.5       0.2        6.7      0.5             6.7       0.5

Operating expenses ...........       52.3      30.0      169.7     76.0           177.8     165.5
LTD ..........................       38.1      26.9      138.1     69.4           146.2     158.9
ICD ..........................       14.2       3.1       31.6      6.6            31.6       6.6

Adjusted EBITDA ..............       16.2      10.6       54.9     29.6            58.4      60.8
LTD ..........................       20.9      12.9       71.9     34.4            75.4      65.6
ICD ..........................       (4.7)     (2.3)     (17.0)    (4.8)          (17.0)     (4.8)

Adjusted EBITDA margin .......       31.8%     32.9%      32.3%    36.3%           32.6%     36.5%

Cash and cash equivalents            63.4      83.7        (a)      (a)            n/a        n/a
Net telephone plant
  and equipment ..............      400.3     293.3        (a)      (a)            n/a        n/a
Total assets .................      997.9     785.3        (a)      (a)            n/a        n/a
Long-term debt ...............      678.1     535.6        (a)      (a)            n/a        n/a
Member's capital .............      213.1     185.7        (a)      (a)            n/a        n/a
Accumulated deficit ..........      (79.3)    (19.7)       (a)      (a)            n/a        n/a

                                              Historical          Historical       Pro Forma**
                                         Fourth Quarter Ended  Fiscal Year Ended Fiscal Year Ended
                                          Dec. 31,   Dec. 31,  Dec. 31, Dec. 31, Dec. 31, Dec. 31,
                                           2000       1999      2000     1999     2000     1999
                                           ----       ----      ----     ----     ----     ----
Selected Operating Data:
Total lines sold: ....................    215,193    150,740     (a)     (a)      (a)    190,666
   LTD:
      Voice ..........................    196,154    150,000     (a)     (a)      (a)    189,920
      DSL lines ......................      2,879         42     (a)     (a)      (a)         48
   ICD:
      Voice ..........................     14,110        463     (a)     (a)      (a)        463
      DSL Lines ......................      2,050        235     (a)     (a)      (a)        235

   Fiber transport (in actual $ (b)) .   $430,000       --       (a)     (a)      (a)        --

Total lines in service ...............    210,083    150,273     (a)     (a)      (a)    190,199
   LTD:
      Voice ..........................    196,154    150,000     (a)     (a)      (a)    189,920
      DSL lines ......................      2,879         42     (a)     (a)      (a)         48
   ICD:
      Voice ..........................      9,393       --       (a)     (a)      (a)        --
      DSL Lines ......................      1,657        231     (a)     (a)      (a)        231

   Fiber transport (in actual $ (c)) .   $ 57,600       --       (a)     (a)      (a)        --

Sheath miles:
   Lit ...............................      2,872        433     (a)     (a)      n/a        n/a
   Dark ..............................       --        1,250     (a)     (a)      n/a        n/a
Host Voice Switches owned ............         11          6     (a)     (a)      n/a        n/a
ATM Switches .........................         12       --       (a)     (a)      n/a        n/a
Network Operations Centers ...........          2       --       (a)     (a)      n/a        n/a
Employees ............................      1,073        745     (a)     (a)      n/a        940

(a)  Data is the same as that reported as of the end of the fourth quarter.
(b)  Dollar amounts represent monthly recurring revenues per sales contract.
(c)  Dollar amounts represent monthly recurring revenues.


States certified as a CLEC:
      North Carolina                                  South Carolina
      Florida  (subsidiary Gulf Long Distance, Inc.)  Alabama
      Mississippi                                     Louisiana
      Texas                                           Tennessee
      Illinois                                        Georgia

States certified as a long distance provider:
      North Carolina                                  South Carolina
      Georgia                                         Florida
      Alabama                                         Mississippi
      Louisiana                                       Texas
      Tennessee                                       Illinois
      Kentucky  (subsidiary Gulf Long Distance, Inc.)

NOTE:


** The unaudited pro forma results for the fiscal year ended December 31, 2000 assume that the Coastal Communications acquisition in March 2000 and the senior notes offering in February 2000 each occurred as of January 1, 2000. The unaudited pro forma results for the fiscal year ended December 31, 1999 assume that the acquisitions of Gulf Coast Services in September 1999 and Coastal Communications in March 2000 and the senior notes offering in February 2000, each occurred as of January 1, 1999 and reflects pro forma adjustments related to one-time charges incurred by Gulf Coast Services. In addition, pro forma EBITDA results exclude non-cash charges for the Company's Long-Term Incentive Plan expenses. The pro forma information is not intended to be indicative of the actual results that would have been achieved had the transactions occurred at the beginning of 2000 or 1999, respectively, nor does it purport to be indicative of the future consolidated operating results of the Company.

The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

o the uncertainties and potential delays associated with our planned expansion into competitive local service ;
o the passage of legislation or court decisions adversely affecting the telecommunications industry;
o   our ability to repay our outstanding indebtedness;
o our ability to raise additional capital on acceptable terms and on a timely basis;
o   competition in the telecommunications industry; and
o   the advent of new technology.

For more information, see the "Risk Factors" section beginning on page 11 of our Registration Statement on Form S-4 (Registration No. 333-36804) filed with the Securities and Exchange Commission.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in nearby markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co., Providence Equity Partners and members of management.

                           MADISON RIVER CAPITAL, LLC
               Condensed Consolidated Statements of Operations
                             (Dollars in thousands)

                                                                Three Months Ended                        Fiscal Year Ended
                                                                 December 31, 2000                        December 31, 2000
                                                         LTD          ICD     Consolidated       LTD           ICD     Consolidated
                                                     ---------      ------    ------------    ---------      -------    ------------
Operating revenues                                   $  46,385       4,482       50,867       $ 162,960        6,698      169,658
                                                     ---------       -----       ------       ---------        -----      -------

Operating expenses:
  Cost of goods sold and direct costs and selling,
   general and administrative expenses                  26,473       9,749       36,222          94,280       25,293      119,573
  Depreciation and amortization                         11,581       4,474       16,055          43,760        6,333       50,093
                                                     ---------       -----       ------       ---------        -----      -------
Total operating expenses                                38,054      14,223       52,277         138,040       31,626      169,666
                                                     ---------       -----       ------       ---------        -----      -------

Net operating income                                     8,331      (9,741)      (1,410)         24,920      (24,928)          (8)

Interest expense                                        (9,546)     (6,681)     (16,227)        (35,883)     (25,384)     (61,267)
Other income (expense), net                             (1,214)      1,100         (114)          1,555        3,345        4,900
                                                     ---------       -----       ------       ---------        -----      -------

Income (loss) before income taxes
  and minority interest                                 (2,429)    (15,322)     (17,751)         (9,408)     (46,967)     (56,375)

Income tax expense (benefit)                             1,013        --          1,013           2,460         --          2,460
                                                     ---------       -----       ------       ---------        -----      -------

Income (loss) before minority interest                  (3,442)    (15,322)     (18,764)        (11,868)     (46,967)     (58,835)

Minority interest                                          250        --            250             750         --            750
                                                     ---------       -----       ------       ---------        -----      -------


Net income (loss)                                    $  (3,692)    (15,322)   $ (19,014)      $ (12,618)     (46,967)     (59,585)
                                                     =========      ======      =======       =========       ======      =======

EBITDA                                                  19,912      (5,267)      14,645          68,680      (18,595)      50,085

Adjustments:
  Long-term Incentive Plan                                 972         580        1,552           3,178        1,593        4,771
                                                     ---------       -----       ------       ---------        -----      -------

Adjusted EBITDA                                      $  20,884      (4,687)      16,197       $  71,858      (17,002)      54,856
                                                     =========      ======      =======       =========       ======      =======


NOTE: These financial statements recognize Madison River Capital, LLC's financial results on an historical basis. To recognize the pro forma effect of the Coastal Communications acquisition on March 30, 2000, the following financial information related to Coastal Communications first quarter results is being provided to allow a reconciliation to our pro forma revenues and Adjusted EBITDA: Revenues of $9,096, Adjusted EBITDA of $3,503.